TABLETRAC, Inc.

2026 Shareholders Meeting



Secure | Unified | Stable

Cautionary Statement

Certain statements that may be made today will be considered "forward looking" as that term is defined under the rules of the Securities and Exchange Commission (SEC), and are therefore subject to the safe harbor created by such rules. Although the Company believes the expectations reflected in any forward looking information and statements are reasonable, such forward looking information and statements involve risks and uncertainties that could lead actual results to differ from those contained in today's presentation materials and discussion. The general factors impacting future results are discussed in detail in the Company's SEC filings, The forward looking information and statements in this presentation speak only as of the date hereof and the Company undertakes no obligation to update the information contained in this report unless required by law.

Table Trac, Inc. (OTCQX: TBTC)

TABLETRAC, Inc.

2025 Financial Overview & Highlights

- Continued expansion of our existing territories with a focus on Nevada and Oklahoma
- Record gross profit – exceeding $8.1M
- Record maintenance revenue $6.15M in 2025, representing over a 14% increase as compared to 2024.
- Other revenue increased over 13%. Driven primarily by the expansion of SlotSUITE and DataTrac
- Earnings per share increased to $0.35
- Continued the Company's quarterly dividend program

TABLETRAC, Inc.

Company updates

Management Realignment: Purpose and Principles

We realigned our leadership responsibilities to improve execution and expansion

- **Randy Gilbert** assumed the role of CEO
- **Chad Hoehne** is now President and CTO
    - Realignment strengthens execution, aligns leadership with current growth priorities and maintains disciplined governance continuity

TABLETRAC, Inc.

Development Updates

- Artificial Intelligence (AI) initiatives supporting internal operations and external products
    - Initial focus on Table Games, now expanding across broader platform capabilities
- Virtual Progressive project (VRX)
- Progressive Scanner development

CEO Focus and Operating Priorities

- Operational discipline to drive consistent execution
- Advancing Table Trac's technology platform and expanding our market presence
  - Increase the speed of system updates
  - We are becoming an Intellectual Property (IP) producer:
    - We have filed applications for eight new patents this year
      - Artificial Intelligence for Table Games(2)
      - Ticket Rounding(3)
      - Progressive Meter Scanner(3)
      - We anticipate additional patent filings this year
- Balancing return of capital with investment in innovation and customer support

2026 Year to Date Highlights

- Record first quarter revenue of $3.9M, representing a 10.7% increase over Q1 2025
- Backlog contains three contracts as of 5/13/2026
- Currently licensed in the following states:
  - California, Iowa, Kansas, Louisiana, Maryland
  - Minnesota, Mississippi, Nevada, West Virginia and Wisconsin
  - Multiple tribal gaming jurisdictions

Dividend Plan

The Board of Directors remains committed to the Company's dividend program as part of its ongoing focus on shareholder value

Dividends, when declared, are determined quarterly by the Board

The current program has historically been at $0.02 per share

TABLETRAC, Inc.

Closing/Outlook

Table Trac is realigning its resources to drive faster growth, improve execution and support long-term shareholder value creation.

TABLETRAC, Inc.

TableTrac, Inc.

2026 Shareholders Meeting

Questions and Answers